Exhibit 10.2

Form of Grant Acceptance Agreement under

Amended and Restated Danaher Corporation 1998 Stock Option Plan

GRANT ACCEPTANCE AGREEMENT

Congratulations <First Name> on your recent stock option grant from Danaher Corporation! Option grants are an important way for the Company to demonstrate its appreciation for your support and commitment as we continue to deliver outstanding financial performance to our shareholders. Please review your grant details detailed below:

Name:	<XXXXXXX>
Grant Date:	<XXX>
Grant Price:	<XXX>
Number of Options Granted:	<XXX>
Grant Expiration Date:	<XX/XX/XX>

Your vesting terms for this grant are detailed on the Vesting Schedule and Details page of the web site.

The option is subject in all respects to the applicable provisions of the Danaher Corporation 1998 Stock Option Plan document (the “Plan”). This Agreement does not cover all of the rules that apply to the option under the Plan, and the Plan defines any terms in this Agreement that the Agreement does not define. Please read the Plan to familiarize yourself with key Plan terms regarding vesting, grant award expiration (due to termination, retirement, end of grant “lifespan”, etc.), how to exercise a grant, etc.

Unexercisable portions of your option expire immediately when you cease to be employed. Exercisable portions of your option remain exercisable until the first to occur of the following, each as defined further in the Plan, and then immediately expire:

•	The 30th day after your employment ends (unless another provision applies)

•	The fifth anniversary of Retirement

•	Immediately upon termination for Gross Misconduct

•	For disability, the earlier of (i) the first anniversary of your termination of employment for disability and (ii) 60 days after you cease to have a disability

•	The first anniversary of your death

•	Immediately upon violation of covenant not to compete or other post-employment restrictions.

After reviewing the Plan document and specific grant details above, please acknowledge your grant by checking the box labeled “I have read the grant agreement.” and by clicking on the Accept button at the bottom of the page if the grant information is accurate. If any grant details appear incorrect, please check the box labeled “I have read the grant agreement”, click on the Decline button at the bottom of the page, and notify your local HR representative of the errors.

Through this acknowledgement, you agree to the terms and conditions of the Plan and this Agreement and confirm that this acknowledgement serves as your notice of right to this grant. You will not be able to exercise any shares subject to this option grant until (i) you accept this grant via the web site, (ii) the shares become exercisable in accordance with the vesting schedule, and (iii) all applicable requirements imposed by law have been met. Additionally, any sale of the shares or any other transactions you might make with the stock are subject to Danaher’s insider trading policy.